Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Announces Completion of Tripwire Divestiture

St. Louis, Missouri – February 23, 2022 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, today announced the completion of the previously announced divestiture of the Company’s Tripwire cybersecurity business (“Tripwire”) to HelpSystems, a cybersecurity and automation software company, for $350 million in cash.

Roel Vestjens, President and CEO of Belden Inc., said, “We are pleased to announce the completion of this important transaction, which further strengthens our balance sheet and provides significant financial flexibility as we execute our strategic growth plans. Our portfolio of businesses is aligned around the favorable secular trends in industrial automation, broadband & 5G, and smart buildings, and we are excited about our initiatives to drive profitable growth.”

Use of Non-GAAP Financial Information
Adjusted results are non-GAAP measures that reflect certain adjustments the Company makes to provide insight into operating results. GAAP to non-GAAP reconciliations accompany the condensed consolidated financial statements included in this release and have been published to the investor relations section of the Company’s website at https://investor.belden.com.

Forward-Looking Statements
This release and any statements made by us concerning the subject matter of this release may contain forward-looking statements, including our expectations for the first quarter and full-year 2022, the Tripwire divestiture, and the results of our restructuring program. Forward-looking statements also include any statements regarding future financial performance (including revenues, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the impact of the recent disruptions in the global supply chain, including the inability to obtain components in sufficient quantities on commercially reasonable terms; the lack of certainty as to the duration and magnitude of the impact of COVID-19 and the economic recovery from that impact; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; the impact of a challenging global economy or a downturn in served markets; the inability to successfully complete and integrate acquisitions in furtherance of the Company’s strategic plan; difficulty in forecasting revenue due to the unpredictable timing of orders related to customer projects as well as the impacts of channel inventory; the cost and availability of raw materials including copper, plastic compounds, electronic components, and other materials, particularly given the recent increase in inflation and the financial impact if we are not able to pass through cost increases to customers; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to retain key employees; the increased influence of chief information officers on purchasing decisions; disruptions in the Company’s information systems including due to cyber-attacks leading to exposures of personally identifiable information; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the competitiveness of the global markets in which we operate; the presence of substitute products in the marketplace; the increased prevalence of cloud computing; the inability of the Company to develop and introduce new products and competitive responses to our products; the inability to achieve our strategic priorities in emerging markets; the impact of changes in global tariffs and trade agreements; volatility in credit and foreign exchange markets; the presence of activists proposing certain actions by the Company; perceived or actual product failures; risks related to the use of open source software; disruption of, or changes in, the Company’s key distribution channels; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; the impact of regulatory requirements and other legal compliance issues; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the period ended December 31, 2021, filed with the SEC on February 15, 2022. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden
Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of audio, video and data needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North America, Europe, Asia, and Africa. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com

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